Exhibit 11


                               Statement Regarding Computation of Per Share Earnings

-------------------------------------------------------------------------------------------------------------------------
 Years Ended December 31
 In thousands, except per share data                                                 1996     1995     1994

 Primary earnings per common share:
   Average common shares outstanding ............................................   11,347   11,246    11,175
   Common stock equivalents .....................................................      107      107        83
                                                                                    -------  --------   -----
     Average shares and share equivalents .......................................   11,454   11,353    11,258
                                                                                    =======  ======   =======

 Net income .....................................................................  $ 6,882  $15,315  $ 14,420
 Less preferred stock dividends .................................................     --       --         (54)
                                                                                   -------  --------  -------
 Income available for common stock ..............................................  $ 6,882  $15,315  $ 14,366
                                                                                   =======  =======  ========

 Primary net income per share ...................................................  $  0.60  $  1.35    $1.28
=================================================================================  =======  =======  ========

 Fully-diluted earnings per common share:
   Average common shares outstanding ............................................   11,347   11,246    11,175
   Common stock equivalents .....................................................      229      156        83
                                                                                   -------  --------   ------
     Average shares and share equivalents .......................................   11,576   11,402    11,258
                                                                                   =======  ========   ======

 Net income .....................................................................  $ 6,882  $15,315  $ 14,420
 Less preferred stock dividends .................................................     --       --         (54)
                                                                                   -------  --------   ------
 Income available for common stock ..............................................  $ 6,882  $15,315  $ 14,366
                                                                                   =======  =======  ========

 Fully-diluted net income per share ............................................. $  0.59  $   1.34    $1.28
=================================================================================  =======  =======  ========
-------------------------------------------------------------------------------------------------------------------------